EXHIBIT 10.1

URS CORPORATION

2008 Incentive Compensation Plan Summary

I.	Plan Objectives

The URS Corporation Incentive Compensation Plan (the “Plan”) is intended to provide rewards to individuals who make a significant contribution to the financial performance of URS Corporation and its URS, EG&G and    Washington Divisions (collectively, the “Company”) during each fiscal year (a “Plan Year”).  Among other things, the Plan is intended to:

•	Help key employees to focus on achieving specific financial targets;

•	Reinforce teamwork;

•	Provide significant award potential for achieving outstanding performance; and

•	Enhance the Company’s ability to attract and retain highly talented and competent people.

II.	General Plan Description

  A.  Eligibility

The Plan provides an opportunity for employees to earn cash awards based on achievement of Company and individual performance objectives during a Plan Year.  Eligible participants are classified in one of two categories:

    1. “Designated Participants” are key employees who have the potential to significantly impact the Company’s success; or

    2. “Non-designated Participants” are employees who demonstrate outstanding individual effort and results during the year.  Awards to this group of employees are paid from a discretionary bonus pool.

 Except as noted herein, to be eligible to receive an award under the Plan, participants must be employed by the Company at the end of the Plan Year.  However, if the employment of a Designated Participant is terminated prior to the end of a Plan Year due to death, permanent disability or retirement, other than the retirement of a Covered Employee (as defined in the Plan), the Designated Participant (or their heirs in the case of death) will be eligible to receive a pro-rata award based on the time the Designated Participant was employed by the Company and the performance objectives achieved.  If a Designated Participant’s employment is terminated for any other reason prior to the end of a Plan Year (whether voluntary or involuntary), the Designated Participant will not receive an award.  New hires (employees who join the Company during the Plan Year) who are identified as Designated Participants must have at least three months of service and be employed by the Company at the end of a Plan Year to be eligible to receive a pro-rata award based on the time the Designated Participant was employed by the Company and the performance objectives achieved.  Notwithstanding the foregoing, the terms of a Designated Participant’s employment agreement will supersede the terms and conditions of the Plan.

  B.  Performance Objectives

Each Plan Year, the Compensation Committee of the Board of Directors (the “Committee”) establishes, or authorizes the establishment within specified parameters of, specific performance objectives for the Company and for Designated Participants, including weightings of the performance objectives, by the business unit or units in which the Designated Participant is expected to have the most direct impact.  The performance objectives may be based on any one, all or a combination of the following (each as defined in the Plan) and additional objectives as set forth in the 1999 Equity Incentive Plan:

1.           Net Income;

2.           Contribution;

3.           Average Day Sales Outstanding (“DSO”);

4.           Revenues; and/or

5.           New Sales.

In addition, the Committee has the discretion to adjust the performance objectives by including or excluding the following events and other similar events that may occur during a Plan Year and that are objectively determinable and unrelated to the achievement of the performance objectives:

1.	Effects of changes in U.S. tax laws, generally accepted accounting principles or other laws or provisions affecting the Company’s reported financial results;

2.
Extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to stockholders for a Plan Year; and

3.	Effects of changes in capital structure, such as equity issues, debt offerings and capital restructures.

C.	Target Bonus Pool

Each Plan Year, the Committee identifies a target bonus pool as part of the Company’s financial planning process.  The target bonus pool is the sum of all anticipated awards for Designated Participants and Non-designated Participants.  The actual bonus pool may vary from the target bonus pool depending on the Company’s actual performance against the performance objectives established for a Plan Year.

D.	Target Bonus Percentage

Each Plan Year, the Committee assigns to, or authorizes the assignment to, each Designated Participant, of a target bonus percentage, expressed as a percentage of salary, based on his or her anticipated contributions to the Company.

III.	2008 Plan Year

A.	Performance Objectives

For the 2008 Plan Year, the Committee established as a prerequisite to all bonus payments under the Plan that URS Corporation meets a minimum Net Income threshold.  In addition, the Committee established, or authorized the establishment of, primary business unit performance objectives and individual performance objectives for Designated Participants by the business unit where the Designated Participant is expected to have the most direct impact as follows:

Business Unit	Performance Objectives
URS Corporation	Net Income
URS Division	URS Division Profit Contribution
EG&G Division	EG&G Division Profit Contribution
Washington Division	Washington Division Profit Contribution

In addition, for Designated Participants in the URS, EG&G and Washington Divisions, the Committee established, or authorized the establishment of, various secondary individual performance objectives consisting of DSO, Working Capital DSO, Safety Record, Revenues, New Sales, New Sales Profitability as well as other objectives, and established, or authorized the establishment of, relative weighting to be allocated among all such performance objectives.

B.	Target Bonus Pool

For the 2008 Plan Year, the Committee established a target bonus pool which will be funded based on achievement of the Company and Division performance objectives as follows:

Performance Results	2008 Award Pool Funding
For URS Corporation, URS Division and EG&G Division:
110% of Performance Objective, or 115% or 120% of Performance Objective depending on the specific Performance Objective and Designated Participant	200%
100% of Performance Objective	100%
90% of Performance Objective	0%
For Washington Division:
110% of Performance Objective	150%
100% of Performance Objective	100%
90% of Performance Objective	75%
70% of Performance Objective	25%
Below 70%	0%

C.	Target Bonus Percentage

For the 2008 Plan Year, the Committee has established the following target bonus percentages for the Company’s executive officers:

Name	2008 Target Bonus Percentage (as a percentage of base salary)
Martin M. Koffel	125%
H. Thomas Hicks	100%
Thomas W. Bishop	70%
Reed N. Brimhall	60%
Gary V. Jandegian	100%
Joseph Masters	70%
Randall A. Wotring	100%
Susan B. Kilgannon	45%
Thomas Zarges	100%

IV.	Determination of Awards
  Awards to Designated Participants will be dependent upon satisfying one or more of the following criteria: (1) the Company achieving its Net Income threshold; (2) the Division achieving its minimum contribution threshold; and (3) the Designated Participant achieving his/her individual performance goal(s). A Designated Participant’s award will be calculated based on the percent of his/her performance goal(s) achieved, multiplied by his/her target bonus percentage and by his/her base salary earned during the Plan Year.  Determinations of awards to Non-designated Participants (from the discretionary pool) will be made by the CEO at the end of a Plan Year.

V.	Other Plan Provisions

A.	Payment of Awards

Assessment of actual performance and payout of awards will be subject to completion of the Company’s fiscal year-end independent audit and certification by the Committee that the applicable performance objectives and other material terms of the Plan have been met.

The actual award earned will be paid to Designated Participants (or the Designated Participant’s heirs in the case of death) in cash within 30 days following completion of both the independent audit and the above-referenced certification by the Committee.  Payroll and other taxes will be withheld as required by law.

B.	Plan Accrual

Estimated payouts for the Plan will accrue monthly during each Plan Year.  At the end of each fiscal quarter, the estimated actual awards for the Plan Year will be evaluated based on actual performance to date and the monthly accrual rate will be adjusted so that the cost of the Plan is fully accrued at Plan Year-end.   Accrual of estimated payouts does not imply vesting of any individual awards to Designated Participants.

C.	Administration

The Plan will be administered by the Committee and the CEO.  The Committee may, without notice, amend, suspend or revoke the Plan at any time.

D.	Assignment of Employee Rights

No employee has a claim or right to be a participant, to continue as a participant or to be granted an award under the Plan.  Participation in the Plan does not give an employee the right to be retained in the employment of the Company or its affiliates, nor does it imply or confer any other employment rights.

Nothing contained in the Plan shall be construed to create a contract of employment with any participant.  The Company and its affiliates reserve the right to elect any person to its offices and to remove any employees in any manner and upon any basis permitted by law.

Nothing contained in the Plan shall be deemed to require the Company or its affiliates to deposit, invest or set aside amounts for the payment of any awards.  Participation in the Plan does not give a participant any ownership, security or other rights in any assets of the Company or any of its affiliates.

E.	Validity

In the event that any provision of the Plan is held invalid, void or unenforceable, such provision shall not affect, in any respect, the validity of any other provision of the Plan.

F.	Governing Law

The Plan will be governed by, and construed in accordance with, the laws of the State of California.